Exhibit 5.6
[Letterhead of Durio, McGoffin, Stagg & Ackermann]
January 30, 2007
Aluminum and Stainless, Inc.
101 Thruway Park Road
Broussard, LA 70518

RE:	Aluminum and Stainless, Inc./
Debt Issuance Opinion
Dear Sir/Madam:
     As special counsel to Aluminum and Stainless, Inc., a Louisiana corporation (“A&S”), (the “Louisiana Guarantor”), we have been requested to render this opinion in connection with the Registration Statement on Form S-4 (File No. 333-139790), which was filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), by Reliance Steel & Aluminum Co., a California corporation, and an affiliate of the Louisiana Guarantor (“Reliance,” or “Issuer”), and certain other affiliates of the Louisiana Guarantor listed therein (the “Non-Louisiana Guarantors” and, together with the Louisiana Guarantor, the “Guarantors”), and Amendment No. 1 thereto, to be filed with the SEC on the date hereof, under the Securities Act by the Issuer (such registration statement, as so amended, the “Registration Statement”).
     The Registration Statement relates to the proposed offer of the Issuer to exchange (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (the “Old Notes”) in each case issued in a private offering by the Issuer on November 15, 2006, which have certain transfer restrictions. (The Old Notes and the New Notes are sometimes hereinafter collectively referred to as the “Notes”). The Indenture for the Notes dated as of November 20, 2006 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) provides for the guarantee of the New Notes by (i) the Louisiana Guarantor to the extent set forth in the Indenture (the “Louisiana Guarantee”) and (ii) the Non-Louisiana Guarantors to the extent set forth in the Indenture (the “Non-Louisiana Guarantees” and, together with the Louisiana Guarantee, the “Guarantees”).

Aluminum and Stainless, Inc.
January 30, 2007

     For purposes of this opinion we have examined:
1.	the Registration Statement;

2.	the Certificate of Incorporation of A&S reflected in the records of the Louisiana Secretary of State through December 31, 2006;

3.	the resolutions adopted on November 6, 2006 by the Board of Directors of A&S, certified by the Secretary of A&S;

4.	an executed copy of the Indenture;

5.	an executed copy of the Registration Rights Agreement related to the Notes, dated as of November 20, 2006, by and among the Issuer, the Guarantors, and Citigroup Global Markets, Inc. and J. P. Morgan Securities, Inc.;

6.	the forms of the New Notes; and

7.	such other documents as we deem necessary for the purpose of rendering this opinion.
     With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.
     As special counsel to A&S, we are not necessarily familiar with all of A&S’s affairs.
     Based on the foregoing, we are of the opinion that the Louisiana Guarantee has been duly authorized and, assuming due execution, authentication and delivery in accordance with the provisions of the Indenture and the Exchange Offer, the Louisiana Guarantee will constitute a valid and binding obligation of A&S enforceable in accordance with its terms. In expressing the opinion set forth in this letter, we have assumed that the form of the New Notes and the Louisiana Guarantee will conform to those included in the Indenture.

Aluminum and Stainless, Inc.
January 30, 2007

     Our opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indenture, where the Trustee’s enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor’s or secured party’s implied covenant of good faith and fair dealing.
     We are members of the Bar of the State of Louisiana and do not hold ourselves out as being experts on laws other than the laws of the United States of America and the laws of the State of Louisiana.
     This opinion is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.
     This opinion is furnished for your benefit and the benefit of the holders of the New Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.
     We hereby consent to the reference to our firm under the heading “Validity of New Notes” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Steven G. Durio
Steven G. Durio